Shareholder Meeting (Unaudited)

A joint special meeting of the Funds' shareholders was held on March 30, 1999, at which time the shareholders voted to approve changes to the Funds' fundamental investment policies and approved an amended and restated investment advisory contract, including a change in the fee structure. Shareholders elected the Board of Trustees and ratified the selection of Ernst & Young LLP as independent auditiors. The results of that meeting are presented below.


(In Thousands)

Proposal    	   Trust/Fund          For    Against    Abstain

Elect Boh A. Dickey
		  Common Stock Trust        93,436    4,372

Elect Barbara J. Dingfield
		  Common Stock Trust        93,416    4,392

Elect David F. Hill
		  Common Stock Trust        93,451    4,356

Elect Richard W. Hubbard
		  Common Stock Trust        93,430    4,377

Elect Richard E. Lundgren
		  Common Stock Trust        93,463    4,344

Elect Larry L. Pinnt
		  Common Stock Trust        93,456    4,351

Elect John W. Schneider
		  Common Stock Trust        93,467    4,340

Selection of Ernst & Young LLP
		  Common Stock Trust        93,848    1,313    2,648

Fundamental Investment Policies
		  Growth Fund               24,660    1,336    6,430
              Equity Fund               38,199    2,881    6,711
              Income Fund                8,319      551      805
              Northwest Fund             2,010      175      247
              International Fund         1,359       51      100
              Balanced Fund              1,145        8       74
              Small Company Fund         1,624       76      368
              U.S. Value Fund              524       38      117

Investment Advisory Contract
		  Growth Fund               22,587    3,380    6,459
              Equity Fund               36,457    4,598    6,737
              Income Fund                7,942      908      824
              Northwest Fund             1,963      220      244
              International Fund         1,318      103       88
              Balanced Fund              1,098       54       76
              Small Company Fund         1,563      146      360
              U.S. Value Fund              531       41      108